Exhibit 99.8

SPACEHAB, Inc.
12130 Highway 3, Bldg. 1
Webster, Texas 77598-1504
1.713.558.5000
fax: 1.713.558.5960
www.spacehab.com

FOR IMMEDIATE RELEASE

SPACEHAB REPORTS FINANCIAL RESULTS FOR SECOND QUARTER FISCAL YEAR 2004

Highlights

•	Quarterly revenue reported of $32.8 million

•	Net income of $3.5 million for the quarter

•	Consolidated Company backlog of $69.1 million

•	Cash plus short-term investments at quarter end of $16.6 million

•	Receipt of $17.5 million fee for termination of contract with The Boeing Company

•	Non-cash charges of $10.1 million for impairment of goodwill and investment

Houston, Texas, February 9, 2004 – SPACEHAB, Incorporated (NASDAQ/NMS: SPAB), a leading provider of commercial space services, today announced financial results for its fiscal year 2004 second quarter and six months ended December 31, 2003.

Second Quarter Results

SPACEHAB reported second quarter 2004 net income of $3.5 million, or $0.28 per share ($0.25 per share diluted), on revenue of $32.8 million compared with prior year quarter net income of $1.2 million, or $0.10 per share ($0.09 per share diluted), on revenue of $28.1 million. As previously announced, the Company’s second quarter results benefited from receipt of a $17.5 million prepayment in termination of a long-term payload processing contract between SPACEHAB’s Astrotech Space Operations subsidiary and The Boeing Company (“Boeing”). The long-term contract was terminated due to Boeing’s assessment of the lack of predictability of future satellite launches. The Company anticipates providing future payload processing services to Boeing on a mission-by-mission basis.

Revenue for the second fiscal quarter of 2004, excluding the $17.5 million long-term contract prepayment, decreased by approximately 46% from the prior year’s quarterly revenue of $28.1 million primarily due to the continuing postponement of space shuttle missions pending resolution of all issues addressed in the Columbia Accident Investigation Board report on the space shuttle tragedy, and the previously announced completion of certain contracts in the Company’s SPACEHAB Government Services (SGS) business unit. NASA has announced that it currently anticipates the return of space shuttle flights in September 2004.

Upon recognition of the long-term contract prepayment by Boeing, the Company wrote off goodwill of $2.5 million for its Astrotech subsidiary. Additionally, the Company wrote off goodwill of $5.7 million in the second quarter for its SGS subsidiary after NASA notified the Company that it was not awarded the International Space Station (ISS) Mission Integration contract or the Cargo Mission contract of which SGS was a subcontractor to Boeing. During the second quarter, the Company recorded an impairment charge of $1.8 million relative to its investment in Guigne, Inc., a Canadian corporation with proprietary acoustic technology used in spaceflight, due to an adverse change in Guigne’s financial condition that, in the opinion of management, impairs the investment. Additionally, SPACEHAB recognized charges of $0.4 million related to the closing of the Company’s Washington D.C. office and severance for terminated employees.

Interest expense was approximately $2.9 million for the three months ended December 31, 2003 compared to approximately $1.8 million for the three months ended December 31, 2002. The increase in interest expense is due to recognition of an unrealized loss of $0.8 million upon the loss of hedge accounting from the repayment of debt as well as the acceleration of $0.4 million of debt placement fees associated with the repayment.

Six Month Results

SPACEHAB’s six months earnings were $4.1 million, or $0.33 per share ($0.30 per share diluted), on revenue of $51.7 million compared to $1.1 million, or $0.09 per share ($0.08 per share diluted), on revenue of $54.9 million for first six months of the prior fiscal year. The six months revenue for the current fiscal year included the long-term contract termination payment of $17.5 million offset by the absence of space shuttle flights in the current fiscal year.

Under the Company’s contract with NASA, SPACEHAB received an equitable adjustment payment relative to costs incurred in maintaining the capability and staff for space shuttle operations during the postponement period and for logistics planning and preparation for future space shuttle missions. Revenue and operating earnings for the current fiscal year also reflect the previously announced conclusion of certain NASA contracts in the Company’s SGS business unit during the first six months of the current fiscal year.

Operating expenses for the first six months of fiscal year 2004 include the estimated cost of closing the Company’s D.C. office, the write-off of goodwill in the Company’s Astrotech and SGS subsidiaries, impairment of the investment in Guigne, Inc., and costs incurred in contract proposal preparation for SGS bids in the first and second quarters of fiscal year 2004, offset by cost reductions implemented in the second quarter of fiscal year 2004.

Interest expense was approximately $4.6 million for the six months ended December 31, 2003 compared to approximately $3.7 million for the six months ended December 31, 2002. The increase in interest expense is due to recognition of an unrealized loss of $0.8 million upon the loss of hedge accounting from the repayment of debt as well as the acceleration of $0.4 million of debt placement fees associated with the repayment.

Liquidity

Combined cash, cash equivalents, and short-term investments at December 31, 2003 were $16.6 million, of which approximately $6.2 million is restricted pursuant to the Company’s revolving and mortgage loans payable. During the second quarter of the current fiscal year, the Company received $17.5 million as a contract termination payment from Boeing and repaid $11.9 million of debt obligations, including $9.5 million paid upon the restructuring of the Company’s financing of its Florida Spacecraft Processing Facility. The Florida facility mortgage was restructured in January 2004 with a principal balance of $6.5 million, a reduced effective interest rate from 7.87% to a fixed rate of 5.5%, and a shortened maturity date of January 2007. The restructured loan is collateralized by certain contract revenues for operations at the facility. Upon restructuring the facility loan in January 2004, the Company paid $1.3 million to retire the interest rate swap agreement.

Deferred revenue as of December 31, 2003 was $12.5 million compared to $16.1 million at June 30, 2003 as the Company recognized revenue on contracts where milestone payments had been received in prior periods. Current liabilities increased to $29.8 million at December 31, 2003 compared to $27.2 million at June 30, 2003 due mainly to the reclassification of $6.8 million of long-term deferred revenue into short-term deferred revenue. This was largely offset by an overall reduction of deferred revenue, a reduction of the current portion of the mortgage loan payable, and a reduction in accounts payable.

The Company’s backlog at December 31, 2003 was $69.1 million compared to $169.6 million at June 30, 2003, primarily resulting from the reduction in deferred revenue, termination of the long-term payload processing contract with Boeing, and NASA’s cancellation of the STS-112 space shuttle mission.

Update of Ongoing Operations

“Our enthusiasm as a valuable member of the human spaceflight program was bolstered this quarter with the announcement of President Bush’s new vision for U.S. space leadership which includes planned missions to the moon and Mars,” said Michael E. Kearney, President and Chief Executive Officer. “Our core competencies afford us the capability to design, build, and operate assets that could support initiatives beyond low earth orbit, and we will pursue opportunities aggressively as the Administration’s vision becomes clear.”

In the near term, SPACEHAB’s primary objective is to continue providing unique services to NASA and the space community in support of the space shuttle and ISS programs. With this renewed vision, the space shuttle and ISS remain an integral part of the human spaceflight program for the next ten years.

The SPACEHAB Flight Services (SFS) business unit continues to support people working and living in space and is actively supporting four of the next six ISS missions. Through a contract being finalized with Cargo Mission Contractor Lockheed Martin Corporation, SPACEHAB will continue to provide NASA with an Integrated Cargo Carrier (ICC) on space shuttle mission STS-121, a Logistics Single Module (LSM) and an ICC on STS-116, and an LSM and an ICC on STS-118. Additionally, through Boeing, SPACEHAB will be providing an ICC on STS-114, NASA’s return-to-flight mission.

Subsequent to quarter end, SPACEHAB activities on the STS-116, STS-118, and STS-121 missions through the Research and Logistics Module Support (ReALMS) contract with NASA were completed. The Company received its final evaluation from NASA which consisted of all “Excellent” ratings, the highest scores available.

The SFS business unit is strengthening its systems integration and operations capabilities by bringing these functions in-house in support of its logistics and research module activities. Previously performed by Boeing, as a subcontractor to SPACEHAB, SFS will now perform the end-to-end mission integration functions, develop new flight hardware, and conduct the sustaining engineering on its existing modules and carriers. This move reduces costs for NASA, increases flexibility in responding quickly to changing customer requirements, and builds upon existing core SPACEHAB capabilities needed to support future logistics and research missions to the ISS.

Astrotech supported the successful launch of the Navy’s Ultra-High-Frequency Follow-On, communications satellites, the eleventh and final in a series, which lifted off from Cape Canaveral Air Force Station on December 17, 2003 onboard an Atlas 3B booster. Astrotech also supported the processing of the Sea Launch Telstar 14/Estrela do Sul 1 spacecraft which was lifted into orbit, subsequent to quarter end, by a Sea Launch Zenit-3SL rocket from the Odyssey Launch Platform positioned on the equator in the Pacific Ocean.

The Company’s SGS business unit continues to provide critical configuration management and product development services in support of the ISS program. During the second quarter, this business unit received word that its bid on the ISS Program Integration and Control contract, as a subcontractor to the ARES Corporation team, was successful. This five-year initiative is currently valued at approximately $22.0 million for the Company, and if exercised, two additional one-year contract options would increase the award by an additional $10.0 million. In January 2004, SGS was awarded a contract to design and fabricate ISS handrails used by astronauts conducting space walks. Valued at approximately $0.6 million with the potential for another $0.1 million in additional work, SGS is scheduled to deliver the hardware in nine months.

Conference Call

SPACEHAB will host a conference call on February 9, 2004 at 10:00 a.m. Central time to discuss the second quarter earnings release. To participate on the call, please register with Haris Tajyar, Investor Relations International, at 818-382-9702. To participate via the Internet, visit the Investor Relations section of the SPACEHAB website at www.spacehab.com. A taped replay will be available following the conference call and accessible via access code 21649855 until 11:59 p.m. Eastern time on February 10, 2003 at 800.252.6030 (domestic calls) or 402.220.2491 (international calls). An audio archived webcast of the conference call will be available on the Company website for approximately 90 days.

About SPACEHAB, Incorporated

SPACEHAB, Incorporated (www.spacehab.com) is a leading provider of commercial and government space services with three primary business units. The Flight Services business unit develops, owns, and operates habitat and laboratory modules and cargo carriers aboard NASA’s Space Shuttles for Space Station resupply and research purposes. SPACEHAB’s Astrotech subsidiary provides payload processing support services for both commercial and government customers at company-owned facilities in Florida and California. The Company’s Government Services business unit supports NASA’s Johnson Space Center providing configuration management, product engineering, and support services for both the Space Station and Space Shuttle programs. Additionally, through The Space Store, Space Media provides space merchandise to the public and space enthusiasts worldwide (www.thespacestore.com).

The statements in this document may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected in the statements. In addition to those risks and uncertainties discussed herein, such risks and uncertainties include, but are not limited to, whether the Company will fully realize the economic benefits under its U.S. National Aeronautics and Space Administration (“NASA”) and other customer contracts, whether NASA and other customers will continue to utilize the Company’s habitat modules and related commercial space assets, whether plans to complete the International Space Station (“ISS”) are fulfilled, continued availability and use of the U.S. Space Shuttle system, technological difficulties, product demand and market acceptance risks, the effect of economic conditions, uncertainty in government funding, the impact of competition, delays and uncertainties in future space shuttle and ISS programs, resolution of the Company’s indemnification claim with NASA arising from the loss of the Columbia orbiter and its crew during the STS-107 mission, and other risks described in reports filed by the Company with the Securities and Exchange Commission. The Company assumes no obligation to update these forward-looking statements.

FOR MORE INFORMATION:

Kimberly Campbell

Director of Marketing and Communications

SPACEHAB, Inc.

713.558.5049

campbell@spacehab.com

Tables follow

SPACEHAB, INCORPORATED AND SUBSIDIARIES

Unaudited Condensed Consolidated Statements of Operations

(In thousands, except share data)

	Three Months Ended December 31,		Six Months Ended December 31,
	2003	2002	2003	2002
Revenue	$32,816	$28,050	$51,666	$54,862
Costs of revenue	12,830	22,758	26,357	44,393

Gross profit	19,986	5,292	25,309	10,469

Operating expenses:
Selling, general and administrative	3,403	2,667	6,335	6,083
Research and development	2	73	2	85
Goodwill impairment	8,274	—	8,274	—
Impairment of investment in Guigne	1,800	—	1,800	—

Total operating expenses	13,479	2,740	16,411	6,168

Income from operations	6,507	2,552	8,898	4,301
Interest expense	(2,859)	(1,839)	(4,599)	(3,699)
Interest and other income, net	42	(41)	75	(30)

Income before income taxes	3,690	672	4,374	572
Income tax (expense) benefit	(222)	503	(240)	509

Net income	$3,468	$1,175	$4,134	$1,081

Basic and diluted income per share:
Net income per share – basic	$0.28	$0.10	$0.33	$0.09

Shares used in computing net income per share – basic	12,401,291	12,234,266	12,386,123	12,194,775

Net income per share – diluted	$0.25	$0.09	$0.30	$0.08

Shares used in computing net income per share - diluted	13,897,126	13,606,199	13,810,998	13,558,802

SPACEHAB, INCORPORATED AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(In thousands)

	December 31, 2003 (unaudited)	June 30, 2003
ASSETS
Cash and cash equivalents, including restricted amounts of $1,734 and $0	$7,607	$1,301
Investments, including restricted amounts of $4,579 and $0	9,007	14,047
Accounts receivable, net	6,873	6,780
Prepaid expenses and other current assets	787	343

Total current assets	24,274	22,471
Property, plant, and equipment, net of accumulated depreciation and amortization	81,311	83,689
Other assets, net	4,353	15,196

Total assets	$109,938	$121,356

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities	$29,753	$27,221
Long-term liabilities	69,519	89,045
Stockholders’ equity	10,666	5,090

Total liabilities and stockholders’ equity	$109,938	$121,356

###